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                                                                    EXHIBIT 12.1




                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

        (DOLLARS IN MILLIONS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

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
                                                                                   Year Ended December 31,
                                                         -------------------------------------------------------------------------
                                                          2001           2000          1999            1998              1997
                                                         ----------   -----------   ------------    ------------      ------------

Income before provision for national income taxes,
  minority interests in net income (loss) of
  subsidiaries, equity (income) loss of affiliates
  and extraordinary items                                  $ 110.4       $ 484.2        $ 443.0         $ 214.8           $ 345.8
Fixed charges                                                293.6         349.3          253.8           130.7             113.6
Distributed income of affiliates                               4.2           2.0            1.8             2.3               3.9
                                                         ----------   -----------   ------------    ------------      ------------
    Earnings                                               $ 408.2       $ 835.5        $ 698.6         $ 347.8           $ 463.3
                                                         ==========   ===========   ============    ============      ============

Interest expense                                           $ 254.7       $ 316.2        $ 235.1         $ 110.5           $ 101.0
Portion of lease expense representative of interest           38.9          33.1           18.7            20.2              12.6
                                                         ----------   -----------   ------------    ------------      ------------
     Fixed Charges                                         $ 293.6       $ 349.3        $ 253.8         $ 130.7           $ 113.6
                                                         ==========   ===========   ============    ============      ============

     Ratio of Earnings to Fixed Charges                        1.4x          2.4x           2.8x            2.7x              4.1x

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